NASSAU LIFE INSURANCE COMPANY

Secretary’s Certificate

Dated June 30, 2023

I, Kostas Cheliotis, in my capacity as Secretary of Nassau Life Insurance Company (the “Company”), hereby certify that I have been duly elected and am acting in such capacity and that, as such, I am familiar with the facts herein certified and am duly authorized to certify the same on behalf of the Company, and hereby further certify as follows:

Attached hereto is a copy of certain resolutions duly adopted by the Board of Directors of the Company on August 4, 2022, which resolutions remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, I have signed my name to this certificate as of the date first written above.

By:	/s/ Kostas Cheliotis
Name:	Kostas Cheliotis
Title:	Secretary

Approval of Project Broadway (NNY)

Transaction Agreements

WHEREAS, Nassau Life Insurance Company, a New York domiciled insurance company (the “Company”) desires to enter into a Stock Purchase Agreement, in such form as may be agreed to by the Authorized Officers (as defined below) in their sole discretion and as may be amended from time to time, the “SPA”), by and among Delaware Life Insurance Company, a Delaware domiciled life insurance company (“Seller”) and the Company, pursuant to which the Company will purchase all of the issued and outstanding shares of common stock of Delaware Life Insurance Company of New York (“DLNY”) (the “Transaction”);

WHEREAS, the Company desires to enter into a Transition Services Agreement, in such form as may be agreed to by the Authorized Officers in their sole discretion and as may be amended from time to time, the “TSA”, by and among Seller and the Company, pursuant to which Seller will provide the Company and/or its affiliates with certain transition services; and

WHEREAS, the Company desires to enter into all other agreements, instruments, certificates, pledges, applications, supplements, reports, notices and documents constituting exhibits or schedules to or that may be required, necessary, appropriate, desirable or advisable to be executed or delivered by the Company pursuant to the SPA (the “Additional Documents”).

Merger Agreement

WHEREAS, following such Transaction, the Board has determined that it is in the best interests of the Company, its policyholders and its sole shareholder, The Nassau Companies of New York, a Delaware corporation (the “Sole Shareholder”), to effect a merger with DLNY, whereby DLNY would merge with and into the Company, whereupon the separate corporate existence of DLNY would cease, and the Company will be the surviving company (the “Proposed Merger”).

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby (i) declares it advisable and in the best interest of the Company to enter into the SPA, the TSA, and the Additional Documents and to consummate the Transaction and the Proposed Merger, (ii) declares the Proposed Merger to be advisable and in the best interests of the Company, its policyholders and the Sole Shareholder and (iii) recommends the approval of the Proposed Merger and any agreements relating thereto by the Sole Shareholder and directs that such matters be submitted to the Sole Shareholder; and be it further

RESOLVED, that the Transaction is approved, and the Company be, and hereby is, authorized, directed and empowered to enter into the SPA, the TSA, and the Additional Documents and to perform all of its obligations thereunder; and be it further

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RESOLVED, that, subject to approval by the Sole Shareholder and applicable regulatory approvals, the consummation of the Proposed Merger and any agreements relating thereto be, and hereby are, authorized, adopted and approved in all respects; and be it further

RESOLVED, that, subject to approval by the Sole Shareholder and applicable regulatory approvals, the Company be, and hereby is, authorized to consummate the Proposed Merger; and be it further

RESOLVED, that (i) the form, terms and provisions of the SPA, the TSA, the and the Additional Documents, (ii) the execution, delivery and performance thereof and (iii) the consummation of the Transaction is hereby authorized and approved in all respects, and any of Phillip Gass, President and Chief Executive Officer and Kostas Cheliotis, Vice President and General Counsel and Secretary (individually, an “Authorized Officer” and collectively, the “Authorized Officers”), any of whom may act without any of the others, be, and each of them hereby is, authorized, directed and empowered, in the name and on behalf of the Company, to enter into, execute, deliver and perform the obligations under the SPA, the TSA, the Additional Documents and any amendments or modifications thereto, with such changes, modifications, additions, deletions and amendments thereto as any Authorized Officer in his or her sole discretion shall deem required, necessary, appropriate, desirable or advisable, the approval of which shall be conclusively established by the execution and delivery thereof; and be it further

RESOLVED, that subject to approval by the Sole Shareholder and applicable regulatory approvals, the Authorized Officers be, and each of them hereby is, acting alone or together, authorized, directed and empowered, in the name and on behalf of the Company, to enter into, execute, deliver and perform the obligations under a merger agreement in such form as is approved by an Authorized Officer and all related exhibits, instruments and documents and any amendments or modifications thereto, with such changes, modifications, additions, deletions and amendments thereto as any Authorized Officer in his or her sole discretion shall deem required, necessary, appropriate, desirable or advisable, the approval of which shall be conclusively established by the execution and delivery thereof.

General Authority and Ratification

RESOLVED, that in order to fully carry out the intent and effectuate the purposes of the foregoing resolutions, the Authorized Officer be, and each of them hereby is, acting alone or together, authorized to perform and cause to be performed such acts as he or she may deem to be necessary or desirable in connection with the exercise of his or her authority pursuant to these resolutions, including the making of all regulatory filings in connection therewith, and to negotiate, execute and deliver and cause to be negotiated, executed and delivered any agreements or documents that any Authorized Officer may deem to be necessary or desirable in connection therewith, including the SPA, the TSA,

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the Additional Documents and a merger agreement, and to assert or waive rights under all such agreements and documents; and be it further

RESOLVED, that every act, action, agreement, document or instrument done, performed, made, executed or delivered by or on behalf of or in the name of the Company in order to effect the purposes and intentions of the foregoing resolutions hereby be, and hereby is, authorized, approved, ratified, and confirmed in all respects as fully as if such actions had been presented to the Board for its approval prior to such actions being taken; and be it further

RESOLVED, that the secretary or any assistant secretary of the Company be, and hereby is, authorized to certify and deliver a copy of these resolutions, or any one or more of them, to such persons, firms or corporations as he or she may deem necessary or advisable.

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